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                                                        EXHIBIT 5



                                                December 22, 1995

Ford Motor Credit Company
The American Road
Dearborn, MI  48121

Dear Sirs:


        This will refer to the Registration Statement No. 33-62973 on Form S-3 and Amendment No. 1 thereto that is being filed by Ford Motor Credit Company (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the proposed sale by the Company of $500,000,000 principal amount of its Variable Denomination Floating Rate Demand Notes to be offered pursuant to the Ford Money Market Account Plan (the "Notes").


        As Secretary and Corporate Counsel of the Company, I am familiar with the Certificate of Incorporation and the By-laws of the Company and with its affairs. I also have examined, or caused to be examined, such other documents and instruments and have made, or caused to be made, such further investigation as I have deemed necessary or appropriate in connection with this opinion.

        Based upon the foregoing, it is my opinion that:

        1. The Company is duly incorporated and validly existing as a corporation under the laws of the State of Delaware.


        2. When (a) the registration requirements of the Securities Act and such Blue Sky or securities laws as may be applicable shall have been complied with, (b) the proposed Third Supplemental Indenture to be dated as of January 1, 1996, between the Company and The Bank of New York, Trustee, supplementing the Indenture dated as of July 1, 1985 between the Company and the Trustee, as supplemented by the First Supplemental Indenture dated as of November 15, 1987 and the Second Supplemental Indenture dated as of October 15, 1988, pursuant to which the Notes are to be issued, shall have been duly executed and delivered and such Indenture as so supplemented shall have been qualified under the Trust Indenture Act of 1939, as amended, and (c) the Notes shall have been duly executed, authenticated, issued and delivered against payment therefor, the Notes will thereupon be legally issued and binding obligations of the Company.


        I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.


                                        Very truly yours,

                                        /s/ HURLEY SMITH
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